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       [Letterhead of Howard, Rice, Nemerovski, Canady, Falk & Rabkin]

                                 July 28, 2000


Members of the Board of Directors
HealthCentral.com
6000 Shellmound Street, Suite 800
Emeryville, California 94608

Dear Board Members:

        We are rendering this opinion in our capacity as counsel to the corporation in connection with the registration under the Securities Act of 1933, as amended, of 270,271 shares of the Registrant's common stock, par value $.001 (the "Common Stock"), to be issued upon the exercise of options under the Vitamins.com, Inc. 1999 Stock Incentive Plan (the "Plan") pursuant to a Registration Statement on Form S-8 (the "Registration Statement"). The Registration Statement is to be filed by HealthCentral.com with the Securities and Exchange Commission on or about July 31, 2000.

        We have examined or caused to be examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. On the basis of such examination, it is our opinion that the Common Stock, when issued in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.
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The Board of Directors
July 28, 2000
Page 2

        We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and in any amendment thereto.

                                 Very truly yours,

                                 HOWARD, RICE, NEMEROVSKI, CANADY, FALK & RABKIN A Professional Corporation


                                 By:    /s/  Richard W. Canady
                                    ------------------------------
                                        RICHARD W. CANADY
                                        On behalf of this Firm

RWC/jed